Genesee & Wyoming Inc. Acquires Assets of the Chattahoochee & Gulf Railroad

GREENWICH, Conn., Aug. 30, 2006 /PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that its newly formed subsidiary, the Chattahoochee Bay Railroad, Inc., has acquired the assets of the Chattahoochee & Gulf Railroad Co., Inc. (CHAT) and the H&S Railroad Company, Inc. (H&S) for $6.0 million in cash. Both companies are affiliates of Gulf & Ohio Railways.

The CHAT and the H&S are contiguous. Running over approximately 29 miles of track between Hilton, Georgia, and Dothan, Alabama, and Taylor, Alabama, the CHAT connects GWI’s Bay Line Railroad (Bay Line) to GWI’s Chattahoochee Industrial Railroad (CIRR). The CHAT’s customer base is primarily overhead traffic between Norfolk Southern Railway (NS) and the Bay Line, but also includes a railcar repair shop and agricultural shippers, among others. The CHAT also interchanges with CSX Corp.  GWI expects the Chattahoochee Bay to haul more than 5,500 carloads annually.

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. GWI operates over 5,900 miles of owned and leased track and approximately 3,700 additional miles under track access arrangements.

CONTACT: Christopher Capot, GWI Corporate Communications, 203-629-3722, ccapot@gwrr.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.